Exhibit 99.1

HealtheTech, Inc. Reports 41% Revenue Gain over Previous Quarter

GOLDEN, Colo., August 9 – HealtheTech, Inc. (Nasdaq:HETC), the maker of proprietary handheld medical devices and software for the measurement of resting metabolic rate and nutrition monitoring, today reported financial results for the second quarter of 2004. Total revenues for the second quarter of 2004 were $1,041,000, compared to $739,000 for the first quarter 2004, a 41% quarter over quarter improvement and compared to $1,208,000 in the second quarter of 2003. The year over year 14% decline in revenue was expected, due to stocking purchases and minimum purchase commitments made by large customers and distributors during the second quarter of 2003. Net loss for the second quarter of 2004 improved 15% from the first quarter of 2004 and 63% from the second quarter 2003. The Company reported a loss of $2.6 million ($0.36 per share) for the second quarter 2004 compared to a net loss of $3.0 million ($0.43 per share) for the first quarter of 2004 and a net loss of $7.0 million ($1.79 per share) for the second quarter of 2003.

Statistics - three and six months ended June 30, 2004

(in thousands except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2003	2004	2003		2004
Revenue	$1,208	$1,041	$2,826		$1,780
Gross profit	$69	$231	$493		$315
Operating expense (GAAP)	$7,130	$2,828	$18,524		$5,974
Business operations expense (non-GAAP)	$4,522	$2,401	$14,399		$4,756
Net loss	$(7,012)	$(2,561)	$(17,910	)(1)	$(5,579)
Loss per share (2)	$(1.79)	$(0.36)	$(4.57	)(1)	$(0.79)
Weighted average shares (2)	3,923	7,083	3,920		7,073

(1)	includes impact of 1/1/03 FAS123 adoption - originally reported as $(17,014) and $(4.34), respectively
(2)	2003 restated for 1-for-5 reverse split effective December 31, 2003

As of June 30, 2004 HealtheTech had $12.8 million in cash and cash equivalents, compared to $14.4 million as of March 31, 2004 and $10.7 million as of June 30, 2003.

“Our second quarter was the second consecutive quarter of double digit revenue growth,” stated Jim Dennis, Chairman & CEO. “We are beginning to see a broader acceptance of our products in the commercial fitness, medically supervised weight management and corporate wellness areas. Our “Smart Gem” pre-loaded measurement model continues to be the product of choice for our customers with over 90% of all placements during the quarter coming from this configuration. Total unit placements for the quarter were up 135% over the previous quarter with the first quarter of 2004 up over 100% from the fourth quarter of 2003. Our business operations expense (non-GAAP) maintained last quarter’s efficient levels and provided a year over year improvement of 47% for the second quarter. At the same time we were able to grow revenues 41% over the first quarter, which was itself, a 25% gain over its previous quarter.

We are beginning to see early results from our agreements with Sodexho in the medically supervised weight management market and Health Fitness Corporation in the corporate wellness market. In the second quarter of 2004 we began shipping “Smart Gem” units to 24 Hour Fitness for distribution to approximately 300 of its fitness centers nationwide. We believe this is the beginning of a long-term relationship and strengthens our position in the very important fitness market.”

During the second quarter, as a cost efficiency measure and to better control quality, we developed an internal manufacturing capability for production of our MedGem and BodyGem devices. Additionally, results were enhanced by a $124,000 revenue recognition for software revenue that had been deferred from a previous period.

In our previous earnings release we introduced a non-GAAP measure, “business operations expense”, that our management uses as a benchmark on how well we are managing our controllable expenses. While we are not suggesting that this measure is superior to traditional GAAP metrics, we find that it effectively isolates those expenses that our employees can directly influence. Reconciliation of this non-GAAP measure to GAAP follows:

Reconciliation of non-GAAP term (in 000’s)

	Three months ended 6/30,		Six months ended 6/30,
	2003	2004	2003		2004
Operating expenses (GAAP)	$7,130	$2,828	$18,524	(1)	$5,974
Less - Restructuring charges	(2,114)	(105)	(2,114)		(377)
Less - Stock-based charges	(494)	(322)	(2,011	)(1)	(841)

Business operations expense (non-GAAP)	$4,522	$2,401	$14,399		$4,756

(1)	includes impact of 1/1/03 FAS123 adoption - originally reported as $17,674 and $1,115, respectively.

2004 Outlook

In the 4th quarter 2003 earnings release, the Company projected 2004 revenues would fall between $7 and $10 million. We now believe that, despite two quarters of strong double-digit growth, revenues will fall short of the projected range. Additionally, while we are encouraged by the growth trend of our business, we believe that given our size, and the volatility that comes with an early stage company, we cannot, with any degree of appropriate accuracy, provide quarter-to-quarter financial guidance. At a time when our customer base is larger and our selling cycle is more predictable we may resume the practice.

About HealtheTech

HealtheTech, Inc., headquartered in Golden, CO, develops and markets technologically advanced and proprietary handheld medical devices and software for the measurement of resting metabolic rate and monitoring of weight and nutrition. HealtheTech’s breakthrough products assist healthcare and wellness professionals in the areas of weight management, fitness, health and medical nutrition therapy, to provide cost-effective and individualized nutrition monitoring and weight management tools. HealtheTech’s product line includes hardware and software that enables individuals to monitor their health and nutrition conveniently and affordably. The Company’s common stock is traded on the Nasdaq National Market under the symbol “HETC”. For more information, please visit www.healthetech.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included herein, other than statements of historical fact, may constitute forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that these expectations will prove to be correct. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the risk factors contained in the Company’s 2003 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2004. All forward-looking statements are expressly qualified in their entirety by such factors.

CONTACT:

James W. Dennis, Chairman and CEO

523 Park Point Drive, 3rd Floor

Golden, CO 80401

(303) 526-5085

HealtheTech, Inc

Statements of Operations ($ in 000’s)

	Three Months Ending		Six Months Ending
	06/30/03	06/30/04	06/30/03	06/30/04
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Product and Measurement Sales	675	791	1,603	1,403
Software and Other	533	250	1,223	377

Total Revenue	1,208	1,041	2,826	1,780

Cost of Revenue:
Product and Measurement Sales	677	670	1,549	1,132
Software and Other	460	132	733	308
Stock Based Charges	3	7	51	25

Total Cost of Revenue	1,140	810	2,334	1,465

Gross Profit	69	231	493	315

Gross Profit %	6%	22%	17%	18%

Operating Expenses:
Research & Development	1,681	718	4,116	1,504
Selling, General and Administrative	2,844	1,690	10,334	3,278
Restructuring Charges & Asset Impairment	2,114	105	2,114	377
Stock-based Charges	491	315	1,960	816

Total Operating Expenses	7,130	2,828	18,524	5,974

Loss from Operations	(7,062)	(2,597)	(18,031)	(5,659)

Interest Income	51	37	124	81
Interest Expense	(2)	(0)	(3)	(1)

Net Loss	(7,012)	(2,561)	(17,910)	(5,579)

Basic and diluted loss per common share (2)	(1.79)	(0.36)	(4.57)	(0.79)

Basic and diluted weighted average common shares outstanding (2)	3,923	7,083	3,920	7,073

(1)	Six months ended 6/30/2003 includes impact of 1/1/03 FAS123 adoption - originally reported as net income of $(17,014) and EPS of $(4.34).
(2)	restated for 1-for-5 reverse split effective December 31, 2003

HealtheTech, Inc

Balance Sheet ($ in 000’s)

	December 31, 2003	June 30, 2004
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	17,003	12,762
Receivables, net of allowance	620	556
Inventory	1,908	1,708
Prepaid expenses	676	306
Other current assets	18	55

Total current assets	20,226	15,387

Property & equipment, net	1,844	1,332
Deposits	266	265
Intangible assets, net of amortization	1,556	1,499

TOTAL ASSETS	23,892	18,483

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	489	327
Accrued liabilities	1,214	618
Deferred revenue	72	65

Total current liabilities	1,774	1,010

Other liabilities:
Other liabilities	89	93

Total other liabilities	89	93

Total liabilities	1,863	1,103

Stockholders’ equity:
Common stock	7	7
Deferred stock-based charges	(1,817)	(2,006)
Additional paid-in capital	114,764	115,882
Accumulated deficit	(90,924)	(96,503)

Total stockholders’ equity	22,029	17,379

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	23,892	18,483